Exhibit 1.1

JBS S.A.

Corporate Taxpayer’s ID (CNPJ/MF): 02.916.265/0001-60

Company Registry (NIRE): 35.300.330.587

Publicly-Held Company

MATERIAL FACT

JBS S.A. (“JBS” or the “Company”) in accordance with Law No. 6,404, dated December 15, 1976, and CVM Instruction No. 358, dated January 3, 2002, informs its shareholders and the market in general that on this date it submitted the following to the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários) (“CVM”) (i) a request to register a voluntary public tender offer with the CVM, directed at all shareholders of JBS, for the acquisition of common shares issued by the Company, in exchange for shares issued by its wholly-owned subsidiary Vigor Alimentos S.A. (“Vigor”), sole shareholder of S.A. Fábrica de Alimentos Vigor (the “Vigor Subsidiary”), pursuant to CVM Instruction No. 361, dated March 5, 2002 (“CVM Instruction 361”) (the “Exchange Offer”), and (ii) a request to register the Initial Public Offering of Vigor in Brazil, as defined below.

The Company announces that:

i)	The request to register the Exchange Offer was approved by the Board of Directors of JBS on January 31, 2012.

ii)	The Exchange Offer is voluntary and was structured to guarantee to all shareholders of JBS the right to proportionally obtain in Vigor, as a new public company, the same interest they currently hold in JBS; or, alternatively, to retain the number of shares of JBS that they currently own. Vigor will concentrate its activities in the consumer sector and its shares will be admitted to and traded on the Novo Mercado, the listing segment of the São Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros) (“BM&FBOVESPA”) with the highest corporate governance standards. The management of JBS believes that, because Vigor is a wholly-owned subsidiary of the Company and not an independent company, the market may not perceive the real value of Vigor within the Company’s assets. In addition, the dairy industry customarily has higher trading multiples than those of the meat processing industry. For these reasons, the Company believes that the Exchange Offer will add value to all of its shareholders.

iii)

The Exchange Offer will be subject to certain conditions to be provided in the Offer Notice that will be published after the CVM approves the registration of the Exchange Offer (the “Offer Notice”), such as the consent of holders of bonds issued by (i) JBS USA LLC and JBS USA Finance Inc., maturing in May 2014, (ii)

JBS and JBS Finance Ltd., maturing in August 2016 and (iii) Bertin S.A. (a company that merged into JBS), maturing in October 2016, and other financings, as applicable, pursuant to the terms of the Offer Notice. The Exchange Offer is also subject to analysis and approval, by the CVM, of specific requests for exemptions from compliance with certain regulatory provisions of CVM Instruction 361 and CVM Instruction No. 10, dated February 14, 1980.

iv)	Prior to the publication of the Offer Notice, the Board of Directors of JBS will hold another meeting to define the value to be attributed to Vigor and its shares, as well as to the shares issued by JBS, and, consequently, to define the exchange ratio for the Exchange Offer.

v)	The Board of Directors of JBS also resolved to allow the Company to vote in favor of the resolutions proposed at the general shareholders’ meeting of Vigor held on February 09, 2012, which meeting approved: (a) the Initial Public Offering of Vigor; (b) the request to register Vigor as a publicly-held company with the CVM and the BM&FBOVESPA; (c) Vigor’s entrance to the Novo Mercado listing segment of the BM&FBOVESPA; (d) the amendment and restatement of the Bylaws of Vigor, in compliance with the requirements of publicly-held companies and the rules of the Novo Mercado segment of the BM&FBOVESPA; (e) the election of the members of the Board of Directors and Fiscal Council of Vigor; (f) the approval of the Disclosure of Material Information Policy and the Securities Trading Policy of Vigor and the Code of Ethics; and (g) the participation of Vigor in the Exchange Offer (all of these resolutions, in conjunction, the “Initial Public Offering of Vigor”).

vi)	In light of the above items and according to the applicable law for this operation, the Board of Directors of JBS approved the closure of the Program to Repurchase Shares renewed by the Company’s Board of Directors on June 22, 2011 (the “Program”). Through the Program, 97,519,895 (ninety-seven million, five hundred nineteen thousand, eight hundred ninety-five) common shares issued by the Company were acquired ( “Treasury Shares”).

vii)	Due to the closure of the Program and the imminent occurrence of the Exchange Offer, the Company’s Board of Directors also approved the cancellation of all the Treasury Shares, in accordance with Article 19, item XVI of the Company’s Bylaws, without reducing the value of its capital stock. The cancellation of the Treasury Shares must be submitted for deliberation at the first General Shareholders Meeting of the Company that will take place after this date, to amend Article 5 of the Bylaws to approve and restate the number of shares representing the capital stock of the Company after the cancellation of the Treasury Shares.

The Company’s management believes that the Exchange Offer will be in the best interests of JBS and its shareholders. The market will be kept informed of the entire registration process of the Exchange Offer and the Initial Public Offering of Vigor with the CVM and the BM&FBOVESPA.

Following the approval by the relevant entities, Vigor will have its own independent corporate structure. The new Board of Directors will be composed of seven members, of which five will be independent, including Vicente Falconi Campos, professor emeritus at the Federal University of Minas Gerais (Universidade Federal de Minas Gerais), Betânia Tanure, consultant and professor at the Pontifical Catholic University of Minas Gerais (Pontifícia Universidade Católica de Minas Gerais), Evandro Guimarães, communications industry executive, Cristiana Arcangeli, executive from the cosmetics industry, and Sérgio Carvalho Mandin Fonseca, owner of a strategy and commercial management consulting firm, besides Joesley Mendonça Batista and Wesley Mendonça Batista, who will be the Chairman of the Board, while Gilberto Xandó is the CEO of Vigor.

JBS will hold a teleconference with investors and analysts tomorrow, February 10, 2012, at 10am Brasília time (7am EST) in Portuguese (+55 11 4688-6361 code JBS), and at 12pm Brasília time (9am EST) in English (+1 866 262-4553 code JBS), to present more details regarding the transaction.

São Paulo, February 9th, 2012.

Jeremiah O’Callaghan

Investor Relations Officer

Additional Information for U.S. Shareholders of JBS:

Exchange Offer of JBS Shares for Vigor Shares

This communication contains information with respect to the proposed Exchange Offer (oferta pública voluntária de aquisição de ações mediante permuta por ações) under Brazilian law of JBS shares for Vigor shares.

JBS and Vigor are Brazilian companies. Information distributed in connection with the proposed Exchange Offer is subject to Brazilian disclosure requirements that are different from those of the United States. Financial statements included herein, if any, have been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed Exchange Offer, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed Exchange Offer, such as in open market or privately negotiated purchases.

Important Notice Regarding Forward-Looking Statements:

This Material Fact contains certain forward-looking statements. Statements that are not historical facts, including statements about our perspectives and expectations, are forward looking statements. The words “expect”, “believe”, “estimate”, “intend”, “plan” and similar expressions, when related to JBS and its subsidiaries, indicate forward-looking statements. These statements reflect the current view of management and are subject to various risks and uncertainties. These statements are based on various assumptions and factors, including general economic, market, industry, and operational factors. Any changes to these assumptions or factors may lead to practical results different from current expectations. Excessive reliance should not be placed on those statements. Forward looking statements relate only to the date they were made.